Exhibit 99.1
®

N E W S     R E L E A S E

Atmel Reports Selected Financial Information for the Second Quarter of 2006
Revenues of $464 million, 6 percent increase over Q1 2006
SAN JOSE, CA, August 17, 2006 . . . Atmel® Corporation (NASDAQ: ATML), a global leader in the development and fabrication of advanced semiconductor solutions, today announced unaudited selected financial information for the second quarter ended June 30, 2006.
Revenues for the second quarter of 2006 totaled $464.3 million, a sequential increase of 6.3% compared to the $436.8 million reported in the first quarter of 2006, and a 12.6% increase compared to the $412.2 million reported in the second quarter of 2005. At June 30, 2006, the Company’s cash, cash equivalents and short-term investments totaled $310.3 million, following redemption of all outstanding convertible subordinated debentures during the quarter ended June 30, 2006.
“I am very pleased to be part of the Atmel organization and to be able to say that we delivered a quarter highlighted by strong sequential revenue results,” stated Steven Laub, Atmel’s newly appointed President and Chief Executive Officer. “During the second quarter, our proprietary AVR® microcontroller revenues grew 26% over the first quarter of 2006 and we saw continued strength in our RF and ASIC businesses. On July 12, 2006, we entered into an agreement to sell our Grenoble, France subsidiary to e2v technologies plc for $140 million and on August 1, 2006, announced the completion of the sale. This represents an important step in our plan to focus resources on our core technologies.”
“Atmel continues to execute to its plan to drive both operating and financial improvement, “ said Robert Avery, Atmel’s Vice President Finance and Chief Financial Officer. “During the first six months of this fiscal year we increased revenues over 8% compared to the same period last year, eliminated all subordinated convertible debt and exited the quarter with over $300 million in cash and short-term

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investments. We continue to make significant progress strengthening our balance sheet and optimizing our resources as we target profitable growth.”
The Company announced on July 25, 2006, that the Audit Committee of the Company’s Board of Directors had initiated an independent investigation regarding timing of past stock option grants and other potentially related issues. The Audit Committee is being assisted by independent legal counsel and independent accounting consultants and will make every effort to complete the investigation as soon as practicable. The financial information in this release was compiled by the management of Atmel Corporation and has not been audited or reviewed by the Company’s independent registered public accounting firm. The financial information is preliminary and subject to potentially material adjustment depending on the outcome of the investigation. Any reliance placed on this unaudited and unreviewed financial information is to be done with the full understanding and acceptance of the foregoing uncertainties. As a result of the continuing investigation, the Company did not file its second quarter Form 10-Q by the extended due date of August 14, 2006, and is unable to provide additional financial information for the second quarter of 2006 at this time.
Second Quarter 2006 and Recent Highlights
•	Redeemed all outstanding Convertible Subordinated Debentures totaling $146 million

•	Completed sale of Atmel’s Grenoble, France subsidiary and manufacturing facility to e2v technologies plc for $140 million on August 1, 2006
Outlook
The Company anticipates that for the third quarter of 2006, core revenues should be seasonally flat on a sequential basis. However, when reflecting the recent sale of our Grenoble, France subsidiary, announced on August 1, 2006, total revenues will be down approximately 4% to 6% when compared to the second quarter of 2006.
About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions. Focused on consumer, industrial, security, communications, computing and automotive markets, Atmel ICs can be found Everywhere You Are®.

Information in this release regarding Atmel’s forecasts, outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. These statements include statements about Atmel’s expectations for third quarter 2006 revenues. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the final conclusions of the Audit Committee (and the timing of such conclusions) concerning matters relating to stock option grants, the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new technologies, ability to ramp new products into volume, industry wide shifts in supply and demand for semiconductor products, industry and/or company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets, and other risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K, filed on March 16, 2006 and subsequent Form 10-Q reports.
In addition, the Audit Committee of the Company’s Board of Directors has initiated an independent investigation regarding timing of past stock option grants and other potentially related issues. There can be no assurance that the outcome of that investigation will not result in a change to or restatement of financial results provided by the Company for this or any historical period. In addition, the review and possible conclusions may have an impact on the amount and timing of previously awarded stock-based compensation and other additional expenses to be recorded; accounting adjustments to our financial statements for the periods in question; our ability to file required reports with the SEC on a timely basis; our ability to meet the requirements of the NASDAQ Stock Market for continued listing of our shares; potential claims and proceedings relating to such matters, including shareholder litigation and action by the SEC and/or other governmental agencies; and negative tax or other implications for the company resulting from any accounting adjustments or other factors.
Contact: Robert Pursel, Director of Investor Relations, 1-408-487-2677, rpursel@atmel.com
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